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Exhibit 5.12

CONSENT

        The undersigned hereby consents to the references to (1) the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by Yamana Gold Inc. under the United States Securities Act of 1933, as amended, in connection with the report entitled "An Updated Mineral Resource and Mineral Reserve estimate update for Canavieiras, Serra de Corrego, Morro do Vento e Joao Belo, Jacobina Mine" dated February 2007, (2) the mineral resource estimates for the Sao Francisco Mine and (3) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: July 19, 2007

/s/ RODRIGO MELLO
Rodrigo Mello

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Exhibit 5.12